Exhibit 10.1

NAVISTAR INTERNATIONAL CORPORATION
EMPLOYMENT AND SERVICES AGREEMENT
This Employment and Services Agreement (the “Agreement”) is entered into on June 25, 2020, effective as of July 1, 2020 (the “Effective Date”), by and among Navistar International Corporation, a Delaware corporation (the “Company”), its principal operating subsidiary, Navistar, Inc., a Delaware corporation (“NAVISTAR, INC.”) and Persio V. Lisboa (“Executive”) (each a “Party” and collectively, the “Parties”). For purposes of this Agreement, “NIC” shall mean the Company and all of its direct or indirect, wholly-owned subsidiaries, including NAVISTAR, INC., and “NAVISTAR, INC.” shall mean only Navistar, Inc., unless the context clearly indicates the contrary.
1.Duties and Scope of Employment.

(a)Position, Duties and Term. The term of employment of Executive pursuant to this Agreement (the “Services Term”) shall commence effective as of the Effective Date and shall end on the third anniversary of the Effective Date, unless earlier terminated pursuant to Section 2 hereof. During the Services Term, Executive will serve as Chief Executive Officer and President (“CEO”) of the Company, reporting exclusively to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company. As CEO, Executive will have the status of the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of publicly-traded corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Board. For the avoidance of doubt, continuation of Executive’s employment after the Services Term will be “at-will” (and Executive or the Company may terminate Executive’s employment at any time for any reason or no reason), and failure by the Company to renew this Agreement following the end of the Services Term or termination of Executive following the end of the Services Term will not constitute a Constructive Termination or Good Reason (as defined below) or otherwise give rise to any severance or other entitlements by Executive under Section 6 below.

(b)Other Positions. Upon the termination of Executive’s service as CEO for any reason, unless otherwise determined by the Board, Executive will be deemed to have resigned from any other positions held at the Company or any of its subsidiaries or affiliates voluntarily, without any further required action by Executive, as of the cessation of Executive’s services, and Executive, at the Board’s request, will execute any documents deemed in the discretion of the Company to be reasonably necessary to reflect his resignation(s).

(c)Obligations. During the Services Term, Executive will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. As CEO, Executive will devote his full business efforts and time to the Company. For the duration of the Services Term, Executive agrees not to engage actively in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Non-Executive Chairman of the Board (the “Non-Executive Chairman”) or, if there should be no Non-Executive Chairman, the Independent Lead Director(s) of the Board (which approval will not be unreasonably withheld, conditioned or delayed); provided, however, that Executive may, without such approval, serve in any capacity with any civic, educational, or charitable organization, participate in industry affairs and manage his and his family’s personal passive investments and serve as a member of a board of directors of one public company previously disclosed to the Company, provided that such services do not materially interfere with Executive’s obligations to the Company. Executive may retain any compensation or benefits received as a result of consented to service as a director without any offset in respect of any compensation or benefits to be provided hereunder. Executive represents that Executive’s employment by the Company and the performance by Executive of his obligations under this Agreement do not, and shall not, breach any agreement with any other party including, without limitation, any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, or to refrain from competing, directly or indirectly, with the business of any other party.

2.Termination of Services.

(a)For purposes of this Agreement, subject to remaining provisions of this Section 2, a termination under this Section 2(a) shall occur if, during the Services Term and before the date on which a Change in Control occurs, (i) Executive’s employment is involuntarily terminated by NIC for any reason (other than Cause, death or disability, or for any other reason that would cause the Services Term to expire under Section 1(a)); or (ii) a Good Reason occurs and Executive both provides notice to the Company or NAVISTAR, INC. of the existence of the Good Reason within ten (10) days of its initial existence and, to the extent the Company or NAVISTAR, INC. either does not remedy such Good Reason within thirty (30) days of receiving such notice from Executive of the initial existence of such Good Reason (for purposes of this Section 2(a), the “Cure Period”) or notify Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event or condition, terminates his employment with NIC within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which Executive was so notified in writing, as the case may be. For purposes of this Agreement, “Good Reason” means the occurrence, during the Services Term and before the date on which a Change in Control occurs, of any of the following events or conditions: (A) NIC reduces Executive’s base salary or annual incentive opportunity by five percent (5%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction applicable to the Company’s executive leadership team as a group (determined as of the date immediately before the date on which Executive becomes subject to such material reduction) nor results from a deferral of Executive’s base salary, or (B) a change to Executive’s reporting structure; except, in case of each of (A) or (B), in connection with the involuntary termination of Executive’s employment for Cause. In the event of a termination under this Section 2(a), Executive shall be paid the separation payments and benefits set forth in Section 6(b) below. If Executive’s involuntary termination of employment and service is for Cause, no separation payments or benefits shall be due or owing by the Company or NAVISTAR, INC. under Section 6(b) below. For purposes of this Agreement, the term “Cause” means that the reason for Executive’s involuntary termination of employment and service was (I) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to NIC, monetarily or otherwise, (II) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which Executive is so convicted, or (III) continued failure to substantially perform required duties for NIC (other than a failure due to physical or mental disability). In the event Executive fails to cure under Section 2(a)(III), Executive shall not be deemed to have been involuntarily terminated for Cause unless and until the occurrence of the following two events: (y) Executive has been given notice from the Board that identifies the grounds for the proposed involuntary termination for Cause under Section 2(a)(III) and notifies Executive that he, along with his legal counsel, shall have an opportunity to address the Board with respect to the alleged grounds for termination at a meeting of the Board called and held for the purpose of determining whether Executive engaged in the conduct described under Section 2(a)(III), such meeting to be held no earlier than fifteen (15) days after Executive is given such notice (unless Executive consents to an earlier meeting), and (z) Executive has been given a copy of the resolutions, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive) called and held for the purpose of finding that, in the opinion of the majority of the Board (excluding Executive), Executive was guilty of conduct set forth in Section 2(a)(III), that specify the grounds and evidence for termination and indicate the grounds for termination have not been cured within the specified time limits. For purposes of determining whether “Cause” exists, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith or done or omitted to be done without Executive’s reasonable belief that Executive’s act, or failure to act, was in the best interest of NIC.

(b)For purposes of this Agreement, subject to the remaining provisions of this Section 2, a termination under this Section 2(b) shall occur if, during the Services Term and during the twenty-four (24) month period immediately after the then-most recent Change in Control, (i) Executive’s employment is involuntarily terminated by NIC for any reason (other than Cause, death or disability, or for any other reason that would cause the Services Term to expire under Section 1(a)); or (ii) a Constructive Termination occurs and Executive both provides notice to the Company or NAVISTAR, INC. of the existence of the Constructive Termination within ninety (90) days of its initial existence and, to the extent the Company or NAVISTAR, INC. either does not remedy such Constructive Termination within thirty (30) days of receiving such notice from Executive of the initial existence of such Constructive Termination (for purposes of this Section 2(b), the “Cure Period”) or notifies Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event or condition, terminates his employment with NIC within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which Executive was so notified in writing, as the case may be. For purposes of this Agreement, “Constructive Termination” means the occurrence, during the Services Term and within the twenty-four (24) month period immediately after the then-most recent Change in Control, of any of the following events or conditions: (A) a material diminution in Executive’s authority (including, but not limited to, the budget over which Executive retains authority), duties, or responsibilities within NIC in effect immediately before such Change in Control (including, for example, the failure of Executive to continue to report directly to the Board (or the board of directors (or similar person or body exercising the duties of a board of directors of a corporation) of an acquirer or successor), in accordance with Section 1(a), except in connection with the involuntary termination of Executive’s employment for Cause; (B) NIC reduces Executive’s base salary or total incentive compensation opportunity (including annual and long-term incentive compensation) by five percent (5%) or more (either upon one reduction or during a series of reductions over a period of time) as compared to (x) with respect to base salary, the highest base salary in effect for Executive during the six-month period immediately before such Change in Control, (y) with respect to annual incentive compensation opportunity, the highest annual incentive compensation opportunity as in effect for Executive in the six-month period immediately before such Change in Control and (z) with respect to long-term incentive compensation opportunity, the value of the most recent long-term incentive award, determined on an annualized basis, before such Change in Control; (C) the action or inaction of any successor or assign hereto following such Change in Control that constitutes a material breach of this Agreement, including, but not limited to, the failure of any such successor or assign to assume, and to perform under, this Agreement as contemplated in Section 11 below; or (D) NIC requires Executive to be based anywhere more than forty-five (45) miles from the location of either Executive’s office (if other than the Company’s headquarters) or the Company’s headquartered offices immediately before such Change in Control which relocation is adverse to Executive, except for: (a) required business travel to the extent substantially consistent with the business travel obligations that Executive undertook on behalf of NIC immediately before such Change in Control; (b) if the Company relocates its Corporate Headquarters more than forty-five (45) miles from its current location in Lisle, Illinois, a Constructive Termination will not be deemed to occur if an Executive refuses to relocate to the new Corporate Headquarters location and resigns from the Company as a result. In the event of a termination under this Section 2(b), Executive shall be paid the separation payments and benefits set forth in Section 6(c) below. If Executive’s involuntary termination of employment and service is for Cause, no separation payments or benefits shall be due or owing by the Company or NAVISTAR, INC. under Section 6(c) below; provided, that if such Cause exists by reason of Section 2(a)(III) and is invoked during the twenty-four (24) month period immediately after the then most recent Change in Control, Cause shall only be deemed to exist if NIC provided Executive a written demand to substantially perform required duties sufficiently in advance of such termination and Executive did not return to substantial performance of such duties within thirty (30) days.

(c)For purposes of this Agreement, notwithstanding any other provision of this Agreement to the contrary, Executive’s employment shall be deemed to have terminated only if (i) Executive is not, immediately after such event, employed by NIC, or any other person with whom Executive’s legal employer would be considered a single employer under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable authorities thereunder (the “Code”) (collectively, the “Controlled Group”) and (ii) to the extent (and only to the extent) that a “payment” (as defined in Section 409A of the Code) provided to Executive under this Agreement is subject to Section 409A of the Code, Executive shall not be considered to have terminated employment with NIC for purposes of this Agreement until Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. The termination of Executive’s employment by any member within the Controlled Group shall be deemed to be a termination by NIC for purposes of this Agreement if the conditions imposed by the first sentence of this Section 2(c) are met.

(d)For purposes of this Agreement, the Executive’s employment shall be deemed a termination under Section 2(b) or Section 6(c) if: (i) a termination under Section 2(a) or Section 6(c) occurs before a Change in Control; (ii) the termination occurs in connection with the signing of an agreement that occurs during the six (6) month period preceding or following the Executive’s date of termination, and the termination occurs at the explicit direction of any person or group who entered into such an agreement with the Company during the six (6) month period preceding or following the Executive’s date of termination, and the consummation of such agreement will result in a Change in Control; and (iii) such agreement is thereafter consummated, and as a result a Change of Control occurs, whether or not the Change in Control actually occurs during the six-month period following termination.

(e)For the avoidance of doubt, each of the Company or Executive may in its discretion terminate Executive’s employment and service as CEO. Further, Executive and the Company acknowledge that this Agreement and Executive’s employment and service relationship with the Company will terminate upon Executive’s death and the Company may terminate Executive in the event of Executive’s Disability, as defined in Section 22(e)(3) of the Code.

3.Compensation.

(a)Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $890,000 as compensation for his services to the Company (such annual salary, as is then effective, to be referred to herein as “Base Salary”) during the Services Term. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to any required withholdings. The Board will review such Base Salary not less than annually and may increase (but not decrease) Executive’s Base Salary from the level in effect immediately prior to such review. Effective for services rendered from the Effective Date through not later than December 31, 2020, 35% of Base Salary shall be paid on March 15, 2021, or such earlier date designated by the Company (the “Deferred Payment Date”). The Base Salary deferred pursuant to this Section 3(a), together with salary deferred prior to the Effective Date, shall be paid on the Deferred Payment Date as a single cash amount plus interest calculated at a 6% annual rate, net of required withholdings. The deferral pursuant to this Section 3(a) is exempt from Section 409A, as defined in Section 6(b)(ii) of this Agreement, as a “short term deferral” as such term is defined by regulations under Section 409A, and is to be construed and administered in accordance with such intent.

(b)Annual Incentive. Executive will continue to participate in the Company’s Annual Incentive Plan for each fiscal year ending during the Services Term and be eligible to earn an annual incentive bonus based upon the attainment of performance goals established by the Board. Executive’s target annual incentive for each fiscal year will be 115% of Executive’s Base Salary during such fiscal year, based upon Board-specified levels of performance goals being achieved (the “Target Annual Incentive”). Executive’s maximum annual incentive bonus for each fiscal year will be two times Executive’s Target Annual Incentive for such fiscal year. The annual incentive bonus will be subject to the terms and conditions of the Company’s Annual Incentive Plan or other annual incentive program, on the same terms and conditions that apply to other senior executives generally.

(c)Long-Term Incentive. During the Services Term, Executive will be eligible to participate in any long-term incentive program as may be adopted by the Company on such terms and conditions as determined by the Board (or a committee thereof) in its sole discretion. For the 2020 fiscal year (and in addition to the awards previously granted to Executive in 2020), Executive will be granted long-term incentive awards on the Effective Date in the form of a performance-based restricted cash unit award with a target amount of $2,700,000, consisting of 50% restrictive cash units and 50% performance cash, subject to the terms and conditions of the Company’s 2013 Performance Incentive Plan as amended (or any successor plan) and applicable award agreements in the form that applies to other senior executives’ 2020 long-term incentive awards generally (including with respect to performance goals). For purposes of the 2013 Performance Incentive Plan (or any successor plan) or any award agreement thereunder issued during the Services Term, any reference to “Executive Severance Agreement” will be deemed to refer to this Agreement.

(d)Executive Stock Ownership Guidelines. For the avoidance of doubt, Executive shall be subject to the Company’s Executive Stock Ownership Guidelines during the Services Term.

4.Employee Benefits and Perquisites. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, perquisites and arrangements that are applicable to other senior executive officers of the Company, as such plans, policies, perquisites and arrangements may exist from time to time during the period that Executive is employed as CEO.

5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.Severance Benefits.

(a)In the event Executive’s employment and service with the Company terminates for any reason, including due to Executive’s death or disability (such date of termination of employment and service, the “Date of Termination”), Executive will be entitled to (i) unpaid Base Salary accrued up to the Date of Termination, (ii) any annual incentive for any completed fiscal year as of the Date of Termination that has not already been paid to the extent that the applicable performance conditions are met, (iii) pay for accrued but unused vacation, (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment), and (v) reimbursement for any unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy (collectively, the “Accrued Obligations”).

(b)In the event that Executive’s employment and service with the Company is terminated (i) by the Company involuntarily without Cause, or (ii) by Executive due to Good Reason, then in addition to the Accrued Obligations, subject to Executive’s execution of a written release agreement in a form acceptable to the Company (the “Release”) within forty-five (45) days following the Date of Termination (and non-revocation of the Release during the applicable revocation period), Executive shall be entitled to:

(i)Severance pay in an amount equal to two-hundred percent (200%) of the sum of Executive’s Base Salary in effect at the time of termination and Target Annual Incentive payable in a lump sum on the Payment Date (as defined below);

(ii)(A) Continued healthcare coverage for the 24-month period immediately after the Date of Termination, with the same coverage option as in effect immediately before the Date of Termination (or substantially similar coverage option in the event such prior coverage option is eliminated or unavailable) and under the same terms and conditions such coverage is otherwise made available to active employees of NIC after Executive’s termination, with such coverage being provided in lieu of any post-termination healthcare continuation coverage which Executive and his covered spouse and dependents would otherwise have been entitled to receive on account of said termination under applicable federal and state law (“COBRA Coverage”); provided that for the first 12-month period, Executive shall pay for such coverage at the current rate for active employers who participate in the same plan at the same level of coverage and for the remaining 12-month period, Executive shall pay for such coverage on a monthly Cost of Coverage basis (as defined below); (B) continued life insurance coverage for the 24-month period immediately after the Date of Termination, in the same amount as in effect immediately before the Date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of NIC following Executive’s termination; (C) 12 months of outplacement services with the Company-designated service provider, and provided that the Executive initiates services within sixty (60) days after the Date of Termination; provided, that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the termination occurred; (D) any flexible perquisite allowance actually paid to Executive at or before the Date of Termination shall be retained by Executive; and (E) such pension and post-retirement health and life insurance benefits due to Executive upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy). For purposes of this Agreement, “Cost of Coverage” means the amount equal to 100% of the “applicable premium” as defined under Section 4980B(f)(4) of the Code. For purposes of this Agreement, the “Payment Date” means within thirty (30) days immediately following the expiration of the applicable revocation period following the execution of the Release; provided that payment shall be made no later than 2 1/2 months following the end of the calendar year in which the termination occurs; provided, however, that in the event a payment is administratively impracticable to make by the end of the 2 1/2 month period, then such payment shall be made as soon as administratively practicable in accordance with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”).

(iii)An amount equal to a Pro Rata (as defined below) portion of Executive’s Actual Annual Incentive (as defined below), which payment shall be in lieu of any payment to which Executive may otherwise have been entitled to receive under a Company-sponsored incentive or bonus plan (the “Pro Rata Bonus”). The Pro Rata Bonus shall be paid in lump sum as soon as feasible following the completion of the incentive calculations for the plan year; provided, that payment shall be made no later than 2 1/2 months following the end of the calendar year in which such plan year ends. For purposes of this Agreement, “Pro Rata” means a fraction the numerator of which is the number of whole months from the beginning of the Company’s fiscal year in which the termination occurred through the Date of Termination (including the month in which the termination occurs if such termination occurs on or after the 15th day of that month) and the denominator of which is equal to 12. For purposes of this Section 6(b)(iii), “Actual Annual Incentive” means the annual incentive amount that would have been payable to Executive for the Company’s fiscal year in which the termination occurred under the Company’s Annual Incentive Plan, based on actual performance achieved for such fiscal year of termination.

(iv)All stock options, restricted stock, or such other equity-based or long-term incentive compensation of the Company granted or awarded to Executive shall be governed by the respective plans and agreements pursuant to which they were granted or awarded.

(c)In the event that Executive’s employment and service with the Company is terminated (i) by the Company without Cause, or (ii) by Executive due to Constructive Termination, in either case during the 24 months after the date of the then-most recent Change in Control, then in addition to the Accrued Obligations, subject to Executive’s execution of a Release within forty-five (45) days following the Date of Termination (and non-revocation of the Release during the applicable revocation period), Executive shall be entitled to:

(i)An amount equal to two-hundred percent (200%) of the sum of Executive’s Base Salary in effect at the time of termination and Target Annual Incentive payable in a lump sum on the Payment Date;

(ii)(A) Continued COBRA Coverage for the 24-month period immediately after the Date of Termination; provided that for the first 12-month period, Executive shall pay for such coverage at the current rate for active employees who participate in the same plan at the same level of coverage and for the remaining 12-month period, Executive shall pay for such coverage on a monthly Cost of Coverage basis; (B) continued life insurance coverage for the 24-month period immediately after the Date of Termination, in the same amount as in effect immediately before the Date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of NIC following Executive’s termination; (C) 12 months of outplacement services with the Company-designated service provider, and provided that the Executive initiates services within sixty (60) days after the Date of Termination; provided, that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the termination occurred; (D) any flexible perquisite allowance actually paid to Executive at or before the Date of Termination shall be retained by Executive; and (E) such post-retirement health and life insurance benefits due to Executive upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy).

(iii)An amount equal to a Pro Rata portion of Executive’s Target Annual Incentive, which payment shall be in lieu of any payment to which Executive may otherwise have been entitled to receive under a Company-sponsored incentive or bonus plan, payable in a lump sum on the Payment Date.

(d)As contemplated by the Navistar International Corporation 2013 Performance Incentive Plan (as amended from time to time and together with any successor plan, the “PIP”), and except as provided in Section 20(3) of the PIP, in the event of both (x) a Change in Control and (y) either immediately before the date on which a Change in Control occurs or during the thirty-six (36) month-period after the date of the then-most recent Change in Control, Executive experiences a Constructive Termination or an involuntary termination for any reason other than Cause, then (I) all awarded restricted stock, stock units, and other equity-based or long-term incentive compensation granted or awarded to Executive will immediately be free of all restrictions and performance contingencies and will be deemed fully earned and not subject to forfeiture and (II) all outstanding stock options and stock appreciation rights will be immediately exercisable and shall continue to be exercisable for a period of three years from the date of the Change in Control regardless of employment status, except that the term of any such awards shall not be extended beyond the end of the original term of the award.

(e)For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, and only if:

(i)any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (A) Mark H. Rachesky (including his respective affiliates); (B) Icahn Enterprises LP (including its respective affiliates); and (C) employee or retiree benefit plans or trusts sponsored or established by the Company or Navistar, Inc. (each of (A), (B) or (C), an “Excluded Person”) or other than a Group including an Excluded Person or Persons, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)there occurs any sale or disposition of all or substantially all (more than 50%) of the assets of the Company or Navistar, Inc. as a going concern to a person or entity and immediately after the closing of the sale or disposition, the beneficial owners of the selling entity (as of the day before the closing of the sale or disposition) own less than 50% of the beneficial equity interests in the person or entity who purchased or acquired all or substantially all (more than 50%) of the assets of the Company or Navistar, Inc. as a going concern; or

(iii)as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation, other than any of the foregoing engaged in, conducted or completed, by an Excluded Person (a “Control Transaction”), the members of the Board as of the date of the first public announcement relating to such Control Transaction (the “Continuing Directors”), together with any new director whose appointment, nomination, or election by the Continuing Directors (such director also being a “Continuing Director”) was approved in a resolution by a vote of at least fifty percent (50%) of the Continuing Directors, shall within two (2) years of the date of the first public announcement relating to such Control Transaction, cease to constitute a majority of the Board.

Notwithstanding any of the foregoing, the sale or disposition of any or all of the assets or stock of any subsidiary or affiliate of the Company (other than the sale or disposition of all or substantially all of the assets of Navistar, Inc., as described above) shall not be deemed a Change in Control.
7.Confidentiality; Non-Disparagement; Non-Solicitation; Non-Competition; Cooperation. In consideration of the amounts which may become payable pursuant to Section 6 of this Agreement, Executive agrees to be bound by the covenants of this Section 7. Executive acknowledges that the covenants contained within this Section 7 are essential elements of this Agreement, and that, but for the agreement of Executive to comply with such covenants, NIC would not have entered into this Agreement to provide for payments under Section 6 herein. The allocation of payments under Section 6 of this Agreement shall be made with respect to the covenants of this Section 7 at such time(s) an allocation would be deemed to be appropriate. Executive agrees that he shall:

(a)at all times during the Services Term and at all times following termination of employment and service for any reason, hold in the strictest confidence and not disclose, divulge or appropriate, directly or indirectly, for personal use or the use of others, except as may be required in Executive’s work for the Company, any confidential, secret, proprietary or privileged information pertaining to the business of NIC obtained during Executive’s employment by NIC (collectively, “Confidential Information”), including but not limited to (i) information related to all relationships of NIC with its customers or clients which Executive would not, but for his relationship with NIC, have had contact with (collectively, “Customers”) (including the identities of NIC’s primary contacts at such Customers), trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, trade secrets, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, investors and Customers; and (iii) information regarding the skills and compensation of other employees of NIC;

(b)at all times during the Services Term and at all times following termination of employment and service for any reason, refrain from publishing, providing, or soliciting, directly or indirectly, any oral or written statements about NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices that may be considered disparaging, slanderous, libelous, derogatory, or defamatory, or which may reasonably expected to tend to injure the reputation or business of NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices; provided, that such restriction shall not limit Executive’s ability to provide truthful testimony as required by law or any judicial or administrative process;

(c)at all times during the Services Term and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which NIC, directly or indirectly including but not limited to through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of Executive’s termination of employment and service that competes with the business of NIC by (1) manufacturing, selling or servicing medium or heavy duty vehicles with diesel powered engines (including but not limited to commercial trucks, commercial buses and school buses), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles, or providing financing or financing-related services related to any such manufacturing, selling or servicing activities, or (2) providing other services or products which are the same as or substantially similar to those provided by NIC at the time of Executive’s termination of employment and service, in each case, with respect to which Executive developed, received or learned Confidential Information during his employment with NIC; provided, however, that such restriction shall not prohibit Executive’s purchase or ownership of less than 5% of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature;

(d)at all times during the Services Term and for a period of twenty-four (24) months immediately following a termination of employment and service for any reason, refrain, without the written consent of the Company or NAVISTAR, INC., from, directly or indirectly, (i) recruiting or soliciting any employee, consultant, contractor, agent, or representative of NIC for employment or for retention as a consultant or service provider for any entity other than NIC; (ii) encouraging any employee, consultant, contractor, agent, or representative of NIC to leave its employ or cease his relationship with NIC; (iii) hiring any person who is then an employee, consultant, contractor, agent, or representative of NIC for any entity other than NIC, or providing names or other information about such employee, consultant, contractor, agent, or representative to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring for any entity other than NIC; (iv) interfering with the relationship of NIC with any of its employees, consultants, contractors, agents, or representatives; (v) soliciting or inducing, or in any manner attempting to solicit or induce, any Customer, or prospect of NIC (1) to cease being, or not to become, a client or customer of NIC, or (2) to divert any business of such Customer or prospect from NIC; or (vi) otherwise interfering with, disrupting, or attempting to interfere with or disrupt, the relationship, contractual or otherwise, between NIC and any of its Customers, prospects, suppliers, employees, consultants, contractors, agents, or representatives; and

(e)at all times during and following the Services Term, cooperate with and provide assistance to NIC at any time and in any manner reasonably required by NIC or its respective counsel in connection with any litigation or other legal process affecting NIC, or in answering questions concerning any other matter, in which Executive was involved or had knowledge of during the course of his employment (other than any dispute between the Parties concerning this Agreement); provided, (i) the Company and NAVISTAR, INC. shall have provided Executive with advance written notice of the request to cooperate and/or assist, (ii) the Company and NAVISTAR, INC. shall reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses in connection with said cooperation and assistance promptly after Executive submits a written request therefor together with copies of the invoices substantiating such expenses, but in no event shall payment of any such fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided, that prior to reimbursement Executive first delivers a written undertaking to the Company and NAVISTAR, INC. to repay all such attorneys’ fees and costs and expenses paid to Executive prior to the final disposition of the litigation or other legal process affecting NIC if it ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to reimbursement of such attorneys’ fees and costs and expenses, and (iii) that after the termination of employment and service for any reason, such cooperation and assistance shall not require Executive to forgo or significantly interrupt any professional or personal commitment that he reasonably deems significant or to take any action that, in his reasonable judgment, could impair his ability to perform the responsibilities of or could jeopardize the continuation of his then current employment or self-employment.

(f)Executive acknowledges and agrees that NIC’s business is intensively competitive, Executive’s employment required Executive to have access to and knowledge of NIC’s confidential information and trade secrets, the Customers have required a significant degree of difficulty, number of years, an amount of money by NIC to acquire and develop, Executive has had significant personal contact with and knowledge of the Customers, and the duration of the Customer’s association with NIC and the continuity of the Customer-NIC relationships are of the utmost importance to the success of NIC’s business. Executive also acknowledges and agrees that the business of NIC is conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, and any other country in which NIC conducts business at the time of Executive’s termination of employment and service with NIC. Executive further acknowledges and agrees that Executive holds a senior management role at NIC and that, if Executive were to hold a management position with a competitor of NIC, Executive would be able to exploit unfairly Confidential Information and/or Customer-NIC relationships. Accordingly, Executive acknowledges and agrees that the foregoing covenants set forth in this Section 7 are reasonable, including without limitation, as to scope, activity, subject, geography and duration, and that irreparable injury will result to NIC in the event of any violation by Executive of these covenants, and that said covenants are a condition precedent to the Company’s and NAVISTAR, INC.’s willingness to enter into this Agreement and pay the consideration set forth in this Agreement. In the event that any of the foregoing covenants are violated, the Company and NAVISTAR, INC. shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate any or all separation payments and benefits previously paid or otherwise subsequently owed to Executive under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by Executive, and/or by any person or persons acting for, or in concert with, Executive in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Parties agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

8.Recoupment.

(a)Executive shall be required to repay incentive pay to the Company as described in this Section 8, and the Company may offset payments otherwise due under this Agreement by the amounts required to be repaid under this Section 8.

(b)Repayment of incentive pay shall be required if, and to the extent that, the Compensation Committee of the Board (the “Committee”) determines, in its sole discretion, that repayment is due on account of a restatement of the Company’s financial statements or otherwise pursuant to the Company’s Executive Compensation Recoupment Policy (as it may be amended from time to time) (the “Recoupment Policy”). The Recoupment Policy (as currently in effect) provides that, if Executive is a “Covered Individual,” as designated by the Committee, Executive shall return, at the direction of the Committee, incentive-based compensation awarded or paid to that Covered Individual for one or more fiscal periods within no less than the preceding three (3) year period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment, all as determined by Committee or the Board.

(c)Where the result of a performance measure was a factor in determining the compensation awarded or paid, but (i) the subsequently-restated performance measure was not the only factor used to determine the compensation awarded or paid, or (ii) the incentive-based compensation is not awarded or paid on a formulaic basis, the Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced.

(d)If the Committee seeks to recover payment of incentive pay as a result of a restatement of the Company’s financial statements or otherwise under the Recoupment Policy, Executive shall pay to the Company, as applicable, (A) all or a portion (as determined by the Committee in its sole discretion) of the amount by which the payment received by Executive exceeds the amount that would have been paid to Executive based on the restated financial statements, or (B) the amount (as determined by the Committee in its sole discretion) to be repaid pursuant to the Recoupment Policy. Nothing in this Section 8 shall preclude the Company (or any other person) from taking any other action.

9.Non-Disparagement. The Company shall instruct members of the Board and executive officers of each of the Company and NAVISTAR, INC. to, at all times during the Services Term and following termination of employment and service for any reason, refrain from publishing, providing or soliciting, directly or indirectly, any oral or written statements about Executive that may be considered disparaging, slanderous, libelous, derogatory or defamatory, or that may reasonably be expected to injure the reputation of Executive, provided that such restriction shall not limit such persons’ ability to provide truthful testimony as required by law or any judicial or administrative process or limit such persons’ ability to provide truthful testimony as required by law or any judicial or administrative process or make truthful disclosures under the whistleblower provisions of federal law or regulation.

10.Limitation on Payments.

(a)Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment or service, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Sections 3 or 6 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to Executive that is exempt from Section 409A, (B) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to Executive that is exempt from Section 409A.

(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors or advisors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

11.No Mitigation/Offset. In the event of any termination of employment and service hereunder, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The preceding sentence shall not limit the Company’s right to enforce the recoupment, offset, suspension and termination provisions set forth in Section 7(c) above or the repayment provision in Section 16 below.

12.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification to be determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

13.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death as well as any beneficiaries duly designated by Executive prior to his death in accordance with the terms hereof, and (b) any successor of the Company and NAVISTAR, INC. Any such successor of the Company and NAVISTAR, INC. will be deemed substituted for the Company and NAVISTAR, INC. under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or NAVISTAR, INC. The Company and NAVISTAR, INC. shall require their respective successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and NAVISTAR, INC. would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, the Company and NAVISTAR, INC. shall remain, with such successor, jointly and severally liable for all of their obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company or NAVISTAR, INC. and any attempted assignment in contravention hereof will be null and void. Executive may designate one or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing reasonably acceptable to the Board or the Board’s designee. Executive may make or change such designation at any time. Except as approved by the Board or the Board’s designee, none of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing in accordance with the terms of this Section 14:

If to the Company, NIC, or NAVISTAR, INC.:
2701 Navistar Drive
Lisle, Illinois 60532
Attn: General Counsel

If to Executive:
at the last residential address known by
the Company.

15.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision, unless such omission would substantially impair the rights or benefits of any Party hereto.

16.Enforcement. Each Party agrees that any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be instituted in the United States District Court for the Northern District of Illinois, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the State of Illinois, and Executive and the Company and NAVISTAR, INC. hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that any such Party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.

Any award shall be payable to Executive no later than the end of Executive’s first taxable year in which the Company and NAVISTAR, INC. either concede the amount (or portion of the amount) payable or are required to make payment pursuant to a judgment by a court, and shall include interest on any amounts due and payable to Executive from the date due to the date of payment, calculated at one hundred and ten percent (110%) of the prime rate in effect at the Northern Trust Company (or any successor thereto) in the first of each month.

If it is necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of Executive’s rights under this Agreement, the Company and NAVISTAR, INC. shall, within thirty (30) days after receipt of an invoice certifying payment by Executive of such attorney fees, or payment of such other costs and expenses, reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights in an amount not to exceed $100,000; provided, that to the extent (and only to the extent) such expenses are subject to Section 409A, in no event shall any payment of Executive’s fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided, further, that Executive shall repay any such advance of fees, costs, and expenses (and no additional advances or reimbursements shall be made) (i) if there is a specific judicial finding that Executive’s request to litigate was frivolous, unreasonable or without foundation; (ii) if it has been finally determined that Executive’s termination of employment for Cause was proper; or (iii) if the Board determines in good faith that as of the date of Executive’s termination of employment and service, grounds for an involuntary termination for Cause had existed.
17.Integration; Modification; Waiver. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Revised and Amended and Restated Executive Severance Agreement, dated November 6, 2014 among the Company, NAVISTAR, INC. and Executive, which shall be deemed null and void as of the Effective Date. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the Parties. In entering into this Agreement, no Party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

18.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.Headings; Construction. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement and shall not be applied to the construction of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted that provision. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Section, subsection, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

20.Tax Withholding. All payments made pursuant to this Agreement will be subject to any required withholding of applicable taxes.

21.Legal Fees. The Company will pay the legal fees, up to a maximum of $15,000, incurred by Executive in connection with the negotiation and execution of this Agreement, payable upon submission of the billing statement or paid receipt for such services rendered by Executive’s counsel.

22.Governing Law. This Agreement will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of laws or choice of law rules (whether of the State of Illinois or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

23.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24.Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment and service with the Company for purposes of entitlement to any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Company shall make the payments that are subject to Section 409A of the Code and conditioned upon the Release no earlier than January 1st of the second of such calendar years, regardless of which taxable year Executive actually delivers the executed Release to the Company. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. If, as of the Date of Termination, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then to the extent necessary to avoid the imposition of taxes under Section 409A, such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, together with interest thereon from the date(s) originally due. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of this Agreement, notwithstanding any other provision of this Agreement to the contrary, Executive’s employment and service shall be deemed to have terminated only if (i) Executive is not, immediately after such event, employed by the Company, or any other person with whom Executive’s legal employer would be considered a single employer under Section 414(b) or 414(c) of the Code (collectively the “Controlled Group”), and (ii) to the extent (and only to the extent) that a “payment” (as defined in Section 409A) provided to Executive under this Agreement is subject to Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A. The termination of Executive’s employment by any member within the Controlled Group shall be deemed to be a termination by the Company for purposes of this Agreement if the conditions imposed by the immediately preceding sentence are met.

25.Counterparts. This Agreement may be executed in counterparts (including via facsimile or the electronic exchange of portable document format (PDF) copies), and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company and NAVISTAR, INC. by a duly authorized officer, on the day and year written below.

NAVISTAR INTERNATIONAL CORPORATION

/s/ Curt A. Kramer
By:	Curt A. Kramer	Date: June 25, 2020
Title:	Senior Vice President and General Counsel

NAVISTAR, INC.

/s/ Curt A. Kramer
By:	Curt A. Kramer	Date: June 25, 2020
Title:	Senior Vice President and General Counsel

EXECUTIVE

/s/ Persio V. Lisboa
Persio V. Lisboa		Date: June 25, 2020